Exhibit 99.1

Academy Sports + Outdoors Reports Fourth Quarter and Fiscal 2022 Results

Record Fiscal 2022 GAAP Diluted EPS of $7.49; Adjusted Diluted EPS of $7.70; Comparable Sales Declined 6.4%

Fourth Quarter GAAP Diluted EPS of $1.97; Adjusted Diluted EPS of $2.04; Comparable Sales Declined 5.1%
Increases Quarterly Dividend by 20%

Provides 2023 Outlook for Top-Line Growth and New Store Openings

KATY, TEXAS (Globe Newswire — March 16, 2023) – Academy Sports and Outdoors, Inc. (Nasdaq: ASO) ("Academy" or the "Company") today announced its financial results for the fourth quarter and fiscal year ended January 28, 2023. Unless otherwise indicated, comparisons are to the same period in the prior fiscal year.

"For Academy, 2022 was a year that was both rewarding and challenging. The Company accomplished many of the strategic goals we set at the beginning of the year to build a strong foundation for the future, including opening nine new stores," said Ken Hicks, Chairman, President and Chief Executive Officer. "While our business faced pressures from the uncertain macro-economic environment throughout the year, our team effectively executed against our strategic plan, and as a result, we delivered solid earnings, generated and returned a significant amount of free cash flow, and created value for our stakeholders, even though we did not meet our sales expectations. Our focus in 2023 will be investing for growth by opening new stores, building a more powerful omnichannel business, strengthening our current store base, and leveraging and scaling our supply chain."

Fourth Quarter Results
For the fourth quarter, net sales decreased 3.4% to $1.75 billion and comparable sales declined 5.1%. Sales were impacted by 6.4% fewer transactions, partially offset by a 1.3% increase in average ticket size. When compared to the fourth quarter of 2019, net sales increased 27.4%.

E-commerce sales grew 1.4% compared to the prior year quarter and 100.0% compared to the fourth quarter of 2019.

For the fourth quarter, gross margin was $572.5 million, or 32.8% of net sales. The gross margin rate improved by 50 basis points compared to the fourth quarter of 2021, primarily driven by a reduction in freight costs.

For the fourth quarter, pre-tax income increased 9.4% to $206.1 million compared to $188.4 million.

For the fourth quarter, GAAP net income increased 11.2% to $157.7 million compared to $141.8 million. GAAP diluted earnings per share were $1.97, an increase of 25.5% compared to $1.57 per share.

Adjusted net income, which excludes the impact of certain non-cash and extraordinary items, increased 12.5% to $163.5 million. Adjusted diluted earnings per share were $2.04, an increase of 26.7% compared to $1.61 per share.

Fiscal 2022 Results
For fiscal 2022, net sales decreased 5.6% to $6.40 billion and comparable sales decreased 6.4%. Sales were impacted by 8.2% fewer transactions, partially offset by a 2.0% increase in average ticket size. When compared to fiscal 2019, net sales increased 32.4%.

E-commerce sales increased 9.1% compared to 2021 and more than 175% compared to 2019. E-commerce sales penetration increased 140 basis points to 10.7% for fiscal 2022.

For fiscal 2022, gross margin was $2.2 billion, or 34.6% of net sales.

For fiscal 2022, pre-tax income was $818.3 million, a decline of 4.8% compared to $859.5 million.

For fiscal 2022, GAAP net income decreased 6.5% to $628.0 million compared to $671.4 million. GAAP diluted earnings per share increased 5.2% to a record $7.49 per share.

Adjusted net income decreased 9.9% to $645.8 million. Adjusted diluted earnings per share were $7.70, an increase of 1.3% compared to $7.60 per share.

Balance Sheet and Capital Allocation Update
As of the end of fiscal 2022 (January 28, 2023), the Company’s cash and cash equivalents totaled $337.1 million with no borrowings under the $1 billion credit facility. Net cash provided by operating activities was $242.8 million during the fourth quarter and $552.0 million for the full year. Merchandise inventories were $1.28 billion, an increase of 9.5% compared to the end of fiscal 2021.

During the fourth quarter, Academy returned $105.9 million to stockholders through a combination of share repurchases and dividends. The Company repurchased 1.9 million shares for $100 million and paid a quarterly cash dividend of $0.075 per share, or $5.9 million. In addition, Academy utilized cash on hand to voluntarily prepay $100 million of outstanding borrowings under its senior secured term loan.

For the full year, Academy returned $614.1 million to stakeholders, which consisted of share repurchases totaling $489.5 million, $24.6 million in dividend payments and $100 million of debt reduction. As of the end of the fiscal year, Academy has approximately $300 million remaining under its share repurchase program.

Subsequent to the end of fiscal 2022, on March 2, 2023, Academy announced that its Board of Directors declared a quarterly cash dividend with respect to the quarter ended January 28, 2023, of $0.09 per share of common stock. This is a 20% increase from the previous dividend payment. The dividend is payable on April 13, 2023, to stockholders of record as of the close of business on March 23, 2023.

2023 Outlook
Michael Mullican, Executive Vice President and Chief Financial Officer said, “Academy’s operational and financial transformation continues to deliver solid financial results. For the second consecutive year, the Company delivered gross margins greater than 34% and operating margin above 13%. Since the beginning of 2021, we have returned over $1.1 billion to our stakeholders through stock buybacks, dividend payments and debt reduction. In 2023, our goal is to accelerate sales and profit growth through new store openings, omnichannel expansion and increasing the productivity of existing stores, all while generating significant free cash flow."

Academy is providing the following initial guidance for fiscal 2023 (year ending February 3, 2024). This guidance takes into account various factors, both internal and external, such as the expected benefits of the Company's sales and profit growth initiatives, current consumer demand, the competitive environment as well as the potential impacts from inflation and other economic risks. It also includes the investments being made in new stores, omnichannel, supply chain and existing stores.

	Fiscal 2023 Guidance			change (at midpoint)
(in millions, except per share amounts)	Low end	High end	2022 Actuals	vs. 2022
Net sales	$6,500	$6,700	$6,395	3.2%

Comparable sales	(2.0)%	1.0%	(6.4)%	+590 bps

Gross margin rate	34.0%	34.4%	34.6%	(40) bps

GAAP income before taxes	$705	$780	$818	(9.2)%

GAAP net income	$535	$595	$628	(10.0)%

GAAP earnings per common share, diluted	$6.70	$7.45	$7.49	(5.6)%

Adjusted earnings per common share, diluted	$7.00	$7.75	$7.70	(4.2)%

Diluted weighted average common shares outstanding	80.2	80.2	83.9	(4.4)%

New store openings	13	15	9

The earnings per share estimate reflects a tax rate of 23.5% and does not include any potential future share repurchases.

Fiscal 2023 guidance includes a 53rd week in the fourth quarter. The Company estimates this week's sales contribution to be approximately $85 million.

Conference Call Info
Academy will host a conference call today at 10:00 a.m. Eastern Time to discuss its financial results. Listeners may access the call by dialing 1-877-407-3982 (U.S.) or 1-201-493-6780 (International). The passcode is 13736469. A webcast of the call can be accessed at investors.academy.com.

A telephonic replay of the conference call will be available for approximately 30 days, by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and entering passcode 13736469. An archive of the webcast will be available at investors.academy.com for 30 days.

2023 Analyst and Investor Day Information
On April 3 and 4, 2023, Academy’s management team will conduct a store walk at a local store, host a dinner, and discuss the Company's strategy, including the introduction of new long-term financial targets, at the Company's headquarters in Katy, Texas. Please contact Academy's investor relations team for more details.

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 268 stores across 18 states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of private label brands.

All references to "Academy," "Academy Sports + Outdoors," "we," "us," "our" or the "Company" in this press release refer to (1) prior to October 1, 2020 (the "IPO pricing date"), New Academy Holding Company, LLC, a Delaware limited liability company ("NAHC") and the prior parent holding company for our operations, and its consolidated subsidiaries; and (2) on and after the IPO pricing date, Academy Sports and Outdoors, Inc., a Delaware corporation ("ASO, Inc.") and the current parent holding company of our operations, and its consolidated subsidiaries.

On the IPO pricing date, we completed a series of reorganization transactions (the "Reorganization Transactions") that resulted in NAHC being contributed to ASO, Inc. by its members and becoming a wholly owned subsidiary of ASO, Inc. and one share of common stock of ASO, Inc. issued to then-existing members of NAHC for every 3.15 membership units of NAHC contributed to ASO, Inc. (the "Contribution Ratio"). Unless indicated otherwise, the information in this press release has been adjusted to give retrospective effect to the Contribution Ratio.

Non-GAAP Measures
Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Adjusted Earnings per Common Share, and Adjusted Free Cash Flow have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles (“GAAP”). These non-GAAP measures have limitations as analytical tools. For information on these limitations, as well as information on why management believes these non-GAAP measures are useful, please see our Annual Report for the fiscal year ended January 28, 2023 (the "Annual Report"), as such limitations and information may be updated from time to time in our periodic filings with the Securities and Exchange commission (the "SEC"), which are accessible on the SEC's website at www.sec.gov.

We compensate for these limitations by primarily relying on our GAAP results in addition to using these non-GAAP measures supplementally.

See “Reconciliations of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy's current expectations and are not guarantees of future performance. You can identify these forward-looking statements by the use of words such as "outlook," "guidance," "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "projects," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. The forward-looking statements include, among other things, statements regarding the payment of the dividend and declaration of future dividends, including the timing and amount thereof, share repurchases, the Company's expectations regarding its future performance, and the Company's future financial condition to support future dividend growth and are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory and other factors, including ongoing inflation and continued increases in interest rates, many of which are beyond Academy's control. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Academy's filings with the SEC, including the Annual Report and the Quarterly Report, under the caption "Risk Factors," as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact	Media Contact
Matt Hodges	Elise Hasbrook
VP, Investor Relations	VP, Communications
281-646-5362	281-944-6041
Matt.hodges@academy.com	Elise.hasbrook@academy.com

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share data)

	Thirteen Weeks Ended
	January 28, 2023	Percentage of Sales (1)	January 29, 2022	Percentage of Sales (1)
Net sales	$1,746,503	100.0%	$1,808,470	100.0%
Cost of goods sold	1,173,959	67.2%	1,224,410	67.7%
Gross margin	572,544	32.8%	584,060	32.3%
Selling, general and administrative expenses	367,744	21.1%	385,858	21.3%
Operating income	204,800	11.7%	198,202	11.0%
Interest expense, net	12,201	0.7%	10,859	0.6%
Loss on early retirement of debt, net	1,963	0.1%	—	—%
Other (income), net	(15,499)	(0.9)%	(1,075)	(0.1)%
Income before income taxes	206,135	11.8%	188,418	10.4%
Income tax expense	48,482	2.8%	46,648	2.6%
Net income	$157,653	9.0%	$141,770	7.8%

Earnings Per Common Share:
Basic	$2.03		$1.61
Diluted	$1.97		$1.57

Weighted Average Common Shares Outstanding:
Basic	77,657		87,970
Diluted	80,074		90,475
(1) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Fiscal Year Ended
	January 28, 2023	Percentage of Sales (1)	January 29, 2022	Percentage of Sales (1)
Net sales	$6,395,073	100.0%	$6,773,128	100.0%
Cost of goods sold	4,182,571	65.4%	4,422,033	65.3%
Gross margin	2,212,502	34.6%	2,351,095	34.7%
Selling, general and administrative expenses	1,365,953	21.4%	1,443,148	21.3%
Operating income	846,549	13.2%	907,947	13.4%
Interest expense, net	46,441	0.7%	48,989	0.7%
Loss on early retirement of debt, net	1,963	0.0%	2,239	0.0%
Other (income), net	(20,175)	(0.3)%	(2,821)	(0.0)%
Income before income taxes	818,320	12.8%	859,540	12.7%
Income tax expense	190,319	3.0%	188,159	2.8%
Net income	$628,001	9.8%	$671,381	9.9%

Earnings Per Common Share:
Basic	$7.70		$7.38
Diluted	$7.49		$7.12

Weighted Average Common Shares Outstanding:
Basic	81,590		90,956
Diluted	83,895		94,284
(1) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	January 28, 2023	January 29, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$337,145	$485,998
Accounts receivable - less allowance for doubtful accounts of $2,004 and $732, respectively	16,503	19,718
Merchandise inventories, net	1,283,517	1,171,808
Prepaid expenses and other current assets	47,747	36,460
Assets held for sale	1,763	1,763
Total current assets	1,686,675	1,715,747

PROPERTY AND EQUIPMENT, NET	351,424	345,836
RIGHT-OF-USE ASSETS	1,100,085	1,079,546
TRADE NAME	577,716	577,215
GOODWILL	861,920	861,920
OTHER NONCURRENT ASSETS	17,619	4,676
Total assets	$4,595,439	$4,584,940

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$686,472	$737,826
Accrued expenses and other current liabilities	240,169	303,207
Current lease liabilities	109,075	83,077
Current maturities of long-term debt	3,000	3,000
Total current liabilities	1,038,716	1,127,110

LONG-TERM DEBT, NET	584,456	683,585
LONG-TERM LEASE LIABILITIES	1,072,192	1,077,667
DEFERRED TAX LIABILITIES, NET	259,043	217,212
OTHER LONG-TERM LIABILITIES	12,726	12,420
Total liabilities	2,967,133	3,117,994

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value, authorized 50,000,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 300,000,000 shares; 76,711,720 and 87,079,394 issued and outstanding as of January 28, 2023 and January 29, 2022, respectively	767	870
Additional paid-in capital	216,209	198,016
Retained earnings	1,411,330	1,268,060
Stockholders' equity	1,628,306	1,466,946
Total liabilities and stockholders' equity	$4,595,439	$4,584,940

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Fiscal Year Ended
	January 28, 2023	January 29, 2022	January 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$628,001	$671,381	$308,764
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106,762	105,274	105,481
Non-cash lease expense	(16)	(5,528)	13,880
Equity compensation	21,175	39,264	31,617
Amortization of deferred loan, terminated interest rate swaps and other costs	3,054	5,524	5,516
Loss on swaps from debt refinancing	—	—	1,330
Deferred income taxes	41,831	79,490	701
Non-cash (gain) loss on early retirement of debt, net	1,963	2,239	(3,582)
Casualty loss	—	—	194
Changes in assets and liabilities:
Accounts receivable, net	3,215	(2,412)	(2,981)
Merchandise inventories, net	(111,709)	(181,774)	109,520
Prepaid expenses and other current assets	(11,287)	(8,147)	(3,765)
Other noncurrent assets	(14,088)	2,759	(2,496)
Accounts payable	(55,400)	(50,627)	361,518
Accrued expenses and other current liabilities	(58,395)	31,935	57,376
Income taxes payable	(3,407)	(14,129)	14,124
Other long-term liabilities	306	(1,984)	14,400
Net cash provided by operating activities	552,005	673,265	1,011,597

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(108,304)	(75,802)	(41,269)
Purchases of intangible assets	(502)	(215)	—
Note receivable from member	—	—	8,125
Net cash used in investing activities	(108,806)	(76,017)	(33,144)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from ABL Facility	—	—	500,000
Repayment of ABL Facility	—	—	(500,000)
Proceeds from Term Loan, net of discount	—	—	396,000
Repayment of Term Loan	(103,000)	(102,250)	(1,461,072)
Proceeds from Notes	—	—	400,000
Debt issuance fees	—	(927)	(14,147)
Share-Based Award Payments	—	(11,214)	(20,970)
Distribution	—	—	(257,000)
Proceeds from exercise of stock options	21,249	48,587	22
Proceeds from issuance of common stock, net of Offering Costs	—	—	206,970
Proceeds from issuance of common stock under employee stock purchase program	5,043	3,777	—
Taxes paid related to net share settlement of equity awards	(1,236)	(15,418)	—
Repurchase of common stock for retirement	(489,475)	(411,409)	—
Repurchase of Redeemable Membership Units	—	—	(37)
Dividends paid	(24,633)	—	—
Net cash used in financing activities	(592,052)	(488,854)	(750,234)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(148,853)	108,394	228,219
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	485,998	377,604	149,385
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$337,145	$485,998	$377,604

ACADEMY SPORTS AND OUTDOORS, INC.
RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL MEASURES
(Unaudited)
(Dollar amounts in thousands)
Adjusted EBITDA and Adjusted EBIT
We define “Adjusted EBITDA” as net income (loss) before interest expense, net, income tax expense and depreciation, and amortization, and impairment, further adjusted to exclude equity compensation expense, (gain) loss on early retirement of debt, net, payroll taxes associated with a vesting event, as a result of a secondary offering, of certain time and performance-based equity awards, both of which occurred in May 2021 (the “2021 Vesting Event”) and other adjustments. We define “Adjusted EBIT” as net income (loss) before interest expense, net, and income tax expense, further adjusted to exclude equity compensation expense, (gain) loss on early retirement of debt, net, payroll taxes associated with the 2021 Vesting Event and other adjustments. We describe these adjustments reconciling net income (loss) to Adjusted EBITDA and Adjusted EBIT in the following table.

	Thirteen Weeks Ended		Fiscal Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net income	$157,653	$141,770	$628,001	$671,381
Interest expense, net	12,201	10,859	46,441	48,989
Income tax expense	48,482	46,648	190,319	188,159
Depreciation and amortization	27,910	27,507	106,762	105,274
Equity compensation (a)	5,689	3,138	21,175	39,264
Loss on early retirement of debt	1,963	—	1,963	2,239
Payroll taxes associated with the 2021 Vesting Event (b)	—	—	—	15,418
Other (c)	—	1,809	—	3,118
Adjusted EBITDA (d)	$253,898	$231,731	$994,661	$1,073,842
Less: Depreciation and amortization	(27,910)	(27,507)	(106,762)	(105,274)
Adjusted EBIT (d)	$225,988	$204,224	$887,899	$968,568

(a)	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event, timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(b)	Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
(c)
Other adjustments include (representing deductions or additions to Adjusted EBITDA and Adjusted EBIT) amounts that management believes are not representative of our operating performance, including installation costs for energy savings associated with our profitability initiatives and other costs associated with strategic cost savings and business optimization initiatives.

(d)	Effective January 28, 2023, we no longer exclude pre-opening expenses from our computation of Adjusted EBITDA and Adjusted EBIT.

Adjusted Net Income and Adjusted Earnings Per Common Share
We define “Adjusted Net Income (Loss)” as net income (loss), plus equity compensation expense, (gain) loss on early retirement of debt, net, payroll taxes associated with the 2021 Vesting Event and other adjustments, less the tax effect of these adjustments. We define “Adjusted Earnings per Common Share, Basic” as Adjusted Net Income divided by the basic weighted average common shares outstanding during the period and “Adjusted Earnings per Common Share, Diluted” as Adjusted Net Income divided by the diluted weighted average common shares outstanding during the period. We describe these adjustments reconciling net income (loss) to Adjusted Net Income (Loss), Adjusted Net Income (Loss), and Adjusted Earnings Per Share in the following table.

	Thirteen Weeks Ended		Fiscal Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net income	$157,653	$141,770	$628,001	$671,381
Equity compensation (a)	5,689	3,138	21,175	39,264
Loss on early retirement of debt, net	1,963	—	1,963	2,239
Payroll taxes associated with the 2021 Vesting Event (b)	—	—	—	15,418
Other (c)	—	1,809	—	3,118
Tax effects of these adjustments (d)	(1,789)	(1,397)	(5,382)	(14,884)
Adjusted Net Income (e)	163,516	145,320	645,757	716,536

Earnings per common share
Basic	$2.03	$1.61	$7.70	$7.38
Diluted	$1.97	$1.57	$7.49	$7.12
Adjusted Earnings per Share
Basic	$2.11	$1.65	$7.91	$7.88
Diluted	$2.04	$1.61	$7.70	$7.60
Weighted average common shares outstanding
Basic	77,657	87,970	81,590	90,956
Diluted	80,074	90,475	83,895	94,284

(a)	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event, timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(b)	Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
(c)
Other adjustments include (representing deductions or additions to Adjusted Net Income) amounts that management believes are not representative of our operating performance, including installation costs for energy savings associated with our profitability initiatives and other costs associated with strategic cost savings and business optimization initiatives.

(d)	Represents the tax effect of the total adjustments made to arrive at Adjusted Net Income at our historical tax rate.
(e)	Effective January 28, 2023, we no longer exclude pre-opening expenses from our computation of Adjusted Net Income.
GAAP to Adjusted Earnings Per Common Share, Diluted, Guidance Reconciliation

	Low Range*	High Range*
(in millions, except per share amounts)	Fiscal Year Ending February 3, 2024	Fiscal Year Ending February 3, 2024
GAAP Net Income	$535.0	$595.0
Equity compensation (a)	28.0	28.0
Tax effects of these adjustments (a)	(6.6)	(6.6)
Adjusted Net Income	$556.4	$616.4

GAAP Earnings Per Common Share, Diluted	$6.70	$7.45
Equity compensation (a)	0.37	0.37
Tax effects of these adjustments (a)	(0.07)	(0.07)
Adjusted Earnings per Common Share, Diluted	$7.00	$7.75

* Amounts presented have been rounded.
(a)	Adjustments include non-cash charges related to equity-based compensation (as defined above) which may vary from period to period. The tax effect of these adjustments is determined by using the projected full year tax rate for the fiscal year.

Adjusted Free Cash Flow
We define “Adjusted Free Cash Flow” as net cash provided by (used in) operating activities less net cash provided by (used in) investing activities. We describe these adjustments reconciling net cash provided by operating activities to Adjusted Free Cash Flow in the following table.

	Thirteen Weeks Ended		Fiscal Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net cash provided by operating activities	$242,836	$158,202	$552,005	$673,265
Net cash used in investing activities	(28,995)	(17,306)	(108,806)	(76,017)
Adjusted Free Cash Flow	$213,841	$140,896	$443,199	$597,248